EXHIBIT 10.4

PLAN AND AGREEMENT OF REORGANIZATION

BY AND BETWEEN

QUANTUMREADER, INC.

AND

VUBOTICS, INC.

November 17 , 2004

TABLE OF CONTENTS

Plan of Reorganization

Agreement
1.	Transfer of QuantumReader Shares
2.	Issuance of Exchange Stock to QuantumReader Stockholders, Delivery of Certificate
	(a)	Issuance of Vubotics Stock
	(b)	Delivery of Certificates
	(c)	Legend on Stock Certificates

3	Closing

4.	Deliveries at Closing

5.	Covenants, Representations and Warranties of QuantumReader and the Stockholders
	(a)	Organization and Standing of QuantumReader
	(b)	Subsidiaries
	(c)	Capitalization
	(d)	Absence of Undisclosed Liabilities
	(e)	Absence of Certain Changes
	(f)	Title to Properties
	(g)	Litigation
	(h)	Exhibits Relating to Certain Members
	(i)	Contracts
	(j)	Taxes
	(k)	Authority to Execute Agreement
	(l)	Finder’s Fees
	(m)	Disclosure
	(n)	Compliance

6.	Access and Information

7.	Covenants, Representations and Warranties of Vubotics
	(a)	Organization and Standing of Vubotics
	(b)	Subsidiaries
	(c)	Capitalization
	(d)	Absence of Certain Changes
	(e)	Litigation
	(f)	Contracts
	(g)	Authority to Execute Agreement
	(h)	Finder’s Fees
	(i)	Disclosure
	(j)	Compliance

8	Conditions Precedent to Closing

9.	Post Closing Covenant of Vubotics

10.	Miscellaneous Provisions
	(a)	Waivers
	(b)	Assignment
	(c)	Section Headings
	(d)	Enforceability:
	(e)	Merger and Expense of Enforceability
	(f)	Pronouns
	(g)	Additional Documents
	(h)	Entire Agreement
	(i)	Construction
	(j)	Counterparts

Exhibits
QuantumReader, Inc. Stockholders
Exceptions to Covenants, Representations and Warranties of QuantumReader, Inc. and the Stockholders
Consent of the Board of Directors of Quantum Reader, Inc
Exception to Covenants, Representations and Warranties of Vubotics, Inc
Consent of the Board of Directors of Vubotics, Inc.

Attachments
Agreement to Perform Programming Services And Acknowledgement of Intellectual Property
General Assignments of Intellectual Property

PLAN AND AGREEMENT OF REORGANIZATION

THIS PLAN AND AGREEMENT OF REORGANIZATION (this “Agreement”) is entered into on this  17th day of November, 2004, by and among QUANTUMREADER, INC., a Delaware corporation (“Quantum Reader”), VUBOTICS, INC., a Nevada corporation (“Vubotics”) and those persons listed in Exhibit ”A” hereto being all of the stockholders of QuantumReader on this date (the “Stockholders” or the “QuantumReader Stockholders”).

PLAN OF REORGANIZATION

The transaction contemplated by QuantumReader, Vubotics and the QuantumReader Stockholders is to be a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), Pursuant to such reorganization, Vubotics is to acquire 100%, or approximately One Million (1,000,000) shares, of QuantumReader’s issued and outstanding common stock, par value $.001 per share, all in exchange for Five Hundred Thousand (500,000) shares of Vubotics’s common stock, par value $0 001 per share (the “Vubotics Common Stock”)..

Under the, terms of this Agreement, Vubotics will acquire One Million (1,000,000) shares (the “Exchangeable Common Shares”) of QuantumReader’s issued and outstanding common stock, par value $0.001 per share, owned by the QuantumReader Stockholders, constituting not less than one hundred percent (100%) of the issued and outstanding shares of common stock of QuantumReader as of the Closing.. The Exchangeable Common Shares shall be referred to herein as the “QuantumReader Stock” or the “QuantumReader Shares.”

AGREEMENT

1. Transfer of QuantumReader Shares. The QuantumReader Stockholders shall transfer, assign, convey and deliver to Vubotics at the date of closing as hereinafter defined (the “Closing” or the “Closing Date”), certificates representing the QuantumReader Shares that will be transferred pursuant to this Agreement, which in no event can be less than one hundred percent (100%) of the issued and outstanding common stock of QuantumReader as of the Closing. The transfer of the QuantumReader Shares shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the QuantumReader Stockholders and Vubotics shall have otherwise agreed in writing.

2.                                       Issuance of Exchange Stock to QuantumReader Stockholders; Delivery of Certificates.

(a) Issuance of Vubotics Stock. As consideration for the transfer, assignment, conveyance and delivery of the QuantumReader Stock hereunder, Vubotics shall issue to the QuantumReader Stockholders, in the aggregate.

(i)                                     a number of shares of the Vubotics Common Stock (the “Issuable Common Shares”) equal to Five Hundred Thousand (500,000);

(ii) the Issuable Common Shares shall be issued pro rata in accordance with each Stockholder’s ownership of QuantumReader common stock immediately prior to the Closing,

(b) Delivery of Certificates,. At the Closing, Vubotics shall deliver certificates (the “Certificates”) representing the Issuable Shares, in the names of the respective QuantumReader Stockholders as set forth on attached Exhibit ”A”; and

(c) Legend on Stock Certificates. None of the Vubotics Common Stock issued to the Stockholders nor any of the QuantumReader Stock transferred to Vubotics hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be considered “restricted stock” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”) All of such shares shall bear a legend worded substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the ‘Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company “

The respective transfer agents of Vubotics and QuantumReader shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Vubotics register the Issuable Common Shares under the Act, nor shall QuantumReader or the Stockholders be required to register any QuantumReader Shares under the Act.

3 Closing. The Closing of the exchange shall take place on a date chosen by mutual agreement of QuantumReader and Vubotics within thirty (30) days from the date of this Agreement, unless a later time shall be mutually agreed upon by the parties, at the office of Gambrel] & Stolz, L.L.P. located at Monarch Plaza, 3414 Peachtree Road, Suite 1600, Atlanta, Georgia, 30326 Each of Vubotics and a duly appointed representative of the QuantumReader Stockholders has the unilateral right, one time only, to extend the Closing Date up to twenty (20) days..

4.                                       Deliveries at Closing

(a)                                QuantumReader and the Stockholders shall deliver to Vubotics at Closing.

0)                                    certificates representing all shares of the QuantumReader Stock as described in Section 1, each endorsed in blank by the registered owner;

(ii) a copy of a consent of QuantumReader’s Board of Directors authorizing QuantumReader to take the necessary steps toward Closing the transaction described by this Agreement; and

(iv) a copy of a Certificate of Good Standing for QuantumReader issued not more than thirty (30) days prior to Closing by the Delaware Secretary of State.

(b) Vubotics shall deliver to the QuantumReader Stockholder, at Closing, the Certificates, in the names of the appropriate Stockholders, each in the appropriate denomination, as described in Section 2.

5 Covenants, Representations and Warranties of QuantumReader and the Stockholders Subject to the schedule of exceptions attached hereto as Exhibit ”B” and incorporated herein by this reference (which schedule shall be acceptable to Vubotics), QuantumReader, and QuantumReader Stockholders, severally but not jointly, represent and warrant to Vubotics as follows:

(a) Organization and Standing of QuantumReader QuantumReader is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia Copies of QuantumReader’s Certificate of Incorporation and all amendments thereof to date, certified by the proper Delaware officials, and of Quantum Reader’s bylaws as amended to date, together with all minutes of stockholder and directors’ meetings, certified by QuantumReader’s Secretary, will be delivered to Vubotics within ten (10) business days following the date of this Agreement and will be complete and correct as of the date of delivery The same shall be subject to the review and approval of counsel for Vubotics.

(c) Capitalization. The aggregate number of shares of common stock, par value

(b) Subsidiaries.. QuantumReader has no subsidiaries.

$.001 per share, which QuantumReader is authorized to issue is Ten Million (10,000,000) shares, of which One Million (1,000,000) shares are currently issued and outstanding All of such outstanding shares are validly issued, fully paid and nonassessable.

The aggregate number of shares of Preferred Stock which QuantumReader is authorized to issue is none.

(d) Absence of Undisclosed Liabilities,. Except to the extent reflected in Exhibit ”B” QuantumReader has no liabilities of any nature, whether accrued, absolute, contingent or otherwise.

(e) Absence of Certain Changes. Except as disclosed in Exhibit ”B”, since January 2, 2004, there has not been, and as of the Closing there will not be, (i) any change in QuantumReader’s financial condition, assets, liabilities or business, other than changes in the ordinary course of business, none of which taken individually or considered together with other changes has been or, as of the Closing will be materially adverse, and (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting QuantumReader’s properties or business.

(f) Title to Properties. QuantumReader has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, none of which is subject to any security interest, mortgage, pledge, lien, encumbrance or charge, except for liens, if any, shown on Exhibit ”B” prepared in compliance with subsection (j) below securing specified liabilities set forth therein (with respect to which no default exists) and, except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the properties subject thereto or materially impair QuantumReader’s operations and have arisen in the ordinary course of business

(g) Litiqation. Except as disclosed in Exhibit ”B” to this Agreement, there is no litigation or proceeding pending, or to QuantumReader’s knowledge threatened, against or relating to QuantumReader, its properties or business, nor does QuantumReader know, or have reasonable grounds to know, of any basis for any such action, or of any governmental investigation relative to QuantumReader, its properties or business that could have a material adverse impact on the properties or business of QuantumReader.. QuantumReader is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and QuantumReader has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders presently applicable to it and to its business, if any.

(h) Exhibits Relatinq to Certain Matters. Exhibit ”B , attached hereto, contains a complete and accurate recitation of the following documents: a description of all liens, mortgages, charges and encumbrances that are outstanding with respect to any of the properties and assets of QuantumReader; a list of all leases wherein QuantumReader is either lessor or lessee; a list of all other material written or oral contracts, commitments, agreements and other contractual obligations to which QuantumReader is a party (for purposes of this Agreement, any contract, commitment, agreement or obligation is deemed material if it provides for payment or performance by either party thereto of an aggregate value in excess of $5,000 and if it is not cancelable upon 30 days’ or less notice); a list of all insurance policies carried by QuantumReader; a description of all bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance and other executive or employee compensation or benefit plans to which QuantumReader is a party; a list of all notes payable of QuantumReader; and a list of all notes and contracts receivable of QuantumReader..

(i) Contracts. QuantumReader is not a party to any contract not made in the ordinary course of business, except contracts described in Exhibit ”B” and, except as set forth in Exhibit ”B” is QuantumReader not a party to any written or oral:

(i)                                     employment agreement that is not terminable on 30 days’ notice,

(ii)                                  contract with any labor union or other person, firm or corporation with respect to the terms or conditions of employment of employees of QuantumReader; or

(iii)                               commitment for capital expenditures in excess of $5,000.

QuantumReader has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements, leases or other documents to which it is a party, except as disclosed in Exhibit ”B” to this Agreement

0)                                    Taxes. QuantumReader has filed all income tax returns due with respect to all periods through June 30, 2004, and all real and personal property tax schedules, franchise, sales or use tax returns, and all federal and state employment and withholding tax returns that are required to be filed, and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes and assessments have become due. The Internal Revenue Service has not notified QuantumReader of its intent to audit any federal income tax returns of QuantumReader that have been filed with the Internal Revenue Service

(k) Authority to Execute Aqreement. The Board of Directors of QuantumReader, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery by QuantumReader of this Agreement and has duly authorized each of the transactions hereby contemplated, A copy of the Consent of the Board of Directors of QuantumReader authorizing such action is attached hereto as Exhibit ”C” and incorporated herein by this reference. QuantumReader has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required by law, its Certificate of Incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon QuantumReader and the Stockholders in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Certificate of Incorporation, as amended, or the bylaws, as amended, of QuantumReader or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to QuantumReader..

(1) Finder’s Fees. QuantumReader and the Stockholders are not, and on the Closing Date will not be, liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement

(m) Disclosure. No representation or warranty by QuantumReader in this Agreement, nor any statement or certificate hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

(n) Compliance. QuantumReader has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, currently applicable to its assets and to the business conducted by it.

For the purposes of this Section 5, the limiting condition to the “best of their knowledge” shall include either actual knowledge or such knowledge that a director of a company, who has taken an active role in the management of the business and financial affairs of said company, knew or had reason to know as a result of said role as a director.

6. Access and information. QuantumReader and the Stockholders shall give to Vubotics and to Vubotics’s counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing to all of Quantum Reader’s properties, books, contracts, commitments and records, information concerning products and customer base, and furnish Vubotics during such period with all such information concerning QuantumReader’s affairs as Vubotics reasonably may request.

7..  Covenants, Representations and Warranties of Vubotics Subject to the schedule of exceptions attached hereto as Exhibit ”D”, and incorporated herein by this reference, Vubotics represents and warrants as follows:

(a) Organization and Standing of Vubotics, Vubotics is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada,

(b) Subsidiaries. Vubotics has no subsidiaries.

(c) Capitalization,. As of the date of this Agreement, the aggregate number of shares of common stock, par value $0.001 per share, which Vubotics is authorized to issue is Fifty Million (50,000,000), of which Nineteen Million Two Hundred Twenty-Two Thousand Four Hundred Eighty-Six (19,222,486) shares are currently issued and outstanding No options or rights to purchase warrants for common stock or preferred stock are currently or will be as of the closing outstanding, the aggregate number of shares of preferred stock, which Vubotics is authorized to issue is Ten Million (10,000,000) par value $0.001 of which Nine Hundred Seventy Six Thousand Five Hundred (976,500) are issued and outstanding. All securities issued by Vubotics as of the date of this Agreement have been issued in compliance with all applicable state and federal laws.

(d) Absence of Certain Changes. Since January 1, 2004, there has not been any change in Vubotics’s financial condition, assets or liabilities, except the incurring of expenses in connection with securities laws compliance matters and the acquisition of QuantumReader.

(e) Litigation. There is no litigation or proceeding pending, or to Vubotics’s knowledge threatened, against or relating to Vubotics, nor does Vubotics know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relative to Vubotics. Vubotics is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality, and Vubotics has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any,

(f) Contracts. Vubotics is not a party to any contract, nor is Vubotics a party to any written or oral commitment, for capital expenditures. Vubotics has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

(g) Authority to Execute Agreement. The Board of Directors of Vubotics, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery by Vubotics of this Agreement and the lssuable Common Shares and has duly authorized each of the transactions herby contemplated. A copy of the consent of the Board of Directors of Vubotics authorizing such action in the form of Exhibit ”E” to be attached hereto on or before Closing and which shall be incorporated herein by this reference. Vubotics has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required by law, its Certificate of Incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution, sealing and delivery of the Issuable Common Shares pursuant to the provisions hereof. This Agreement is valid and binding upon Vubotics in accordance with its terms Neither the execution, sealing and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Certificate of incorporation, as amended, or the bylaws, as amended, of Vubotics or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Vubotics.

(h) Finder’s Fees. Vubotics is not, and on the Closing Date will not be, liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

(i) Disclosure. No representation or warranty by Vubotics in this Agreement, nor any statement or certificate furnished or to be furnished to QuantumReader or the Stockholders pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading

(j) Compliance Vubotics has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, currently applicable to its assets and to the business conducted by it.

8. Conditions Precedent to Closing. All obligations of Vubotics and QuantumReader and the QuantumReader Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of all conditions elsewhere herein set forth and of each of the following conditions:

(a) QuantumReader’s, the QuantumReader Stockholders’ and Vubotics’s representations and warranties contained in this Agreement shall be true at the time of Closing as though such representations and warranties were made at such time.

(b) QuantumReader, the QuantumReader Stockholders and Vubotics shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each prior to or at the Closing,

(c) Each QuantumReader Stockholder will be required, at Closing, to sign an agreement confirming that all the Issuable Common Shares received will be acquired for investment and not with a view to or for sale in connection with any distribution thereof. Each transferring QuantumReader Stockholder will be required to transfer to Vubotics at the Closing his/her respective QuantumReader Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

(d) Craig J. Larson will have executed and delivered to Vubotics an “Agreement to Perform Programming Services And Acknowledgement of Intellectual Property Rights” in the form of Attachment I attached hereto.

(e) Craig J. Larson will have executed and delivered to Vubotics a “General Assignment of Intellectual Property” in the form of Attachment II attached hereto.

(f) Ken Wiltsee will have executed and delivered to Vubotics a “General Assignment of Intellectual Property in the form of Attachment III attached hereto.

(g) Joseph J. van Greuninger will have executed and delivered to Vubotics a “General Assignment of Intellectual Property in the form of Attachment Ill attached hereto

9.                                       Post Closing Covenant of Vubotics..

(a) Vubotics and the QuantumReader Stockholders agree that a key condition of this merger transaction is Vubotics promise to fund the ongoing software developmental activities presently engaged in by QuantumReader. Vubotics has agreed to fund a minimum of Five Hundred Thousand Dollars ($500,000) for working capital, software development, inventory purchases and promotion of the QuantumReader software Vubotics has promised that a minimum of Two Hundred Fifty Thousand Dollars ($250,000) will be available during the first six (6) months following Closing, and an additional Two Hundred Fifty Thousand Dollars ($250,000) will be available during the second six (6) months following Closing (the “Minimum Working Capital Amount”). Vubotics agrees that if it fails to provide the Minimum Working Capital Amount during the twelve (12) month period following Closing, unless as otherwise agreed in writing between the QuantumReader Stockholders, Vubotics agrees to transfer all of its right and interest in the QuantumReader software and related intellectual property to Craig J. Larson, a Georgia resident. This transaction is to be effected pursuant to Vubotics receiving a written request from Craig J. Larson detailing the failure of Vubotics to fund the required Minimum Working Capital Amount, and requesting that Vubotics move expeditiously to transfer the intellectual property.

(b) In the event that this Post Closing Covenant of Vubotics becomes effective, the nature of the legal documentation required to effectuate the transfer of the QuantumReader Intellectual Property to Craig J. Larson will be in the form of a nonexclusive, worldwide, perpetual, irrevocable, paid-up license under any patents and patent applications that are owned by Vubotics. The scope of the license is to make, have made, use, have used, sell, license, or transfer items, an to practice and have practiced methods to the extent required to exercise e rights granted back to Craig J. Larson.

(c) This Covenant shall survive the Closing.

Vubotics	La on

10.                                 Miscellaneous Provisions.

(a) Waivers. Neither this Agreement nor any term hereof may be changed, waived, amended or terminated orally but only by written act of QuantumReader, Vubotics or the QuantumReader Stockholders (or, in respect of a waiver, the waiving party or parties).

(b) Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and legal representatives but shall not be assignable by any party without the written consent of the other party.

(c) Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

(d) Enforceability  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

(e) Merger and Expense of Enforceability.. This Agreement, in all of its particulars, shall be enforceable by legal action for the recovery of damages or by way of specific performance, and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default all of its reasonable costs incurred in said litigation, including attorneys’ fees,

(f) Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires

(g) Additional Documents The parties hereto will at any time after the date hereof sign, execute and deliver or cause others so to do all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts and things as may be necessary or proper to carry out the transactions contemplated by this Agreement

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

(i) Construction. This Agreement is intended to be performed in the State of Georgia and shall be construed and enforced in accordance with the laws of that state,

U) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written

QUANTUMREADER, INC.		VUBOTICS, INC.

By:	/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]
Its.		Its:	[ILLEGIBLE]

SIGNATURE OF QUANTUMREADER, INC. STOCKHOLDERS

Craig

/s/ [ILLEGIBLE]
Hans G. Ehrnrooth

Exhibit A

QuantumReader, Inc. Stockholders

Craig J. Larson

Hans G. Ehrnrooth

Exhibit B

Exceptions to Covenants, Representations and Warranties of
QuantumReader, Inc. and the Stockholders

1,                                       Outstanding legal bill to Smith Gambrell in the amount of $2,528,89.

No federal or Georgia tax returns have been filed by QuantumReader, Inc.

3                                          QuantumReader, Inc. has filed with the Delaware Secretary of State, the required filings to reinstate the Corporation to be in “Good Standing” in the State of Delaware.

QuantumReader, Inc, has a verbal agreement with Ken Wiltsee and with Joseph J van Greuninger to pay them a sum not to exceed $                        for work done in QuantumReader IP Phase 1 Development.

QuantumReader, Inca does not guarantee that any of its IP as it exists as of the Closing will ever be commerciably viable or work in any form or fashion.

Exhibit C

Consent of the Board of Directors of QuantumReader, Inc.

Exhibit D

Exceptions to Covenants, Representations and Warranties
of Vubotics, Inc.

(1)                                  Pending lawsuit over alleged nonpayment of Promissory Note filed in State of Florida, Lawsuit is being contested by the Company and is pending.

(2). Cellmart Wireless, Inc holds a judgment against the Company in the State of Texas The judgment was for $100,000 and was entered in August of 2002.

Exhibit E

Consent of the Board of Directors of Vubotics, Inc.

Attachment I

Agreement to Perform Programming Services and

Acknowledgement of Intellectual Property Rights

Attachment 11

General Assignments of Intellectual Property